Exhibit 99.B(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 21, 2015, relating to the financial statements and financial highlights which appear in the August 31, 2015 Annual Reports to Shareholders of BofA California Tax-Exempt Reserves, BofA Cash Reserves, BofA Connecticut Municipal Reserves, BofA Government Plus Reserves, BofA Government Reserves, BofA Massachusetts Municipal Reserves, BofA Money Market Reserves, BofA Municipal Reserves, BofA New York Tax-Exempt Reserves, BofA Tax-Exempt Reserves and BofA Treasury Reserves, which are also incorporated by reference into this Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 15, 2015